EXHIBIT 99.1

PRESS RELEASE

Contact: Carole Collins

Investor Relations Director

(770) 248-9600

InterCept, Inc. Commences Litigation

To Confirm That Only Two of Six Directors Are Up For Election

ATLANTA, GA – April 14, 2004 – InterCept, Inc. (NASDAQ – ICPT) announced that it has filed litigation today in the Superior Court of Gwinnett County, Georgia to eliminate confusion created by JANA Partners LLC regarding the number of Board seats up for election at the 2004 Annual Meeting. InterCept has a six-member classified Board and is seeking a declaratory judgment confirming that, under Georgia law and InterCept’s governing documents, only the two directors whose terms expire at the 2004 Annual Meeting are up for election. JANA has incorrectly asserted that four Board positions will be elected at the 2004 Annual Meeting.

InterCept Chairman and Chief Executive Officer, John W. Collins stated, “We believe JANA is seeking to turn a quick profit on the InterCept stock it acquired in the last several weeks. After evaluating the possibility of a sale of the company earlier this year, our Board concluded that the best way to create shareholder value is by aggressively growing our core business, not by pursuing a quick sale. JANA did not begin to buy our shares until March 10, 2004, almost a month after the Board announced its decision to stop the sales process and to focus on growing our financial institutions business.”

“The JANA press release contains other misleading statements and inaccuracies. We intend to correct the record in the proxy materials that we will send our shareholders for the annual meeting. In the interim, we caution shareholders not to be misled by JANA’s recent press release and SEC filings,” noted Collins.

InterCept, Inc. intends to make a preliminary filing with the SEC of proxy materials to be used to solicit votes for the election of the Board’s nominees at its 2004 Annual Meeting of Shareholders.

InterCept strongly advises all shareholders of the Company to read the proxy statement when it is available because it will contain important information. InterCept will send its proxy statement, along with its Annual Report, to all shareholders of record, and the proxy statement will also be available at no charge on the SEC’s web site at http://www.sec.gov. In addition, InterCept will provide copies of the proxy statement and Annual Report without charge upon request. Requests for copies should be directed to the participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number: 888-750-5834.

InterCept’s participants in the anticipated proxy solicitation are InterCept and InterCept’s directors, who beneficially own the number of shares indicated:

John W. Collins, Chairman of the Board and Chief Executive Officer	1,443,143
James A. Verbrugge	11,667
Mark Hawn	11,667
John D. Schneider, Jr.	30,005
Glenn W. Sturm	425,472
Arthur G. Weiss	11,667

Additional information regarding these participants will be included in InterCept’s proxy statement.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

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